UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2415 Cascade Pointe Boulevard Charlotte, North Carolina	28208
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 980-221-3235

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2017, Dr. Ilham Kadri, President of the Diversey Care division of Sealed Air Corporation (the “Company”), entered into an agreement (the “Agreement”) with the Company regarding certain compensation arrangements applicable in case of a spin-off (“Spin-Off”) or sale (“Sale”) of the Company’s Diversey Care division and the food hygiene and cleaning business within its Food Care division (collectively, “Diversey”).

Under the Agreement, in case of a Spin-Off, the resulting entity (“SpinCo”) will provide Dr. Kadri with a one-time, special equity award upon the closing of the Spin-Off. The award would be in the form of restricted stock units (“RSUs”) with respect to SpinCo shares granted under the newly created SpinCo equity compensation plan, with a grant date fair value equal to 1.0 times Dr. Kadri’s current long-term incentive compensation target grant value. The RSUs would vest in substantially equal annual installments on the first three anniversaries of the Spin-Off, subject to Dr. Kadri’s continued employment with SpinCo, and subject to accelerated vesting in case of termination of employment due to death, disability or by SpinCo without “Cause” (as defined in the Agreement). The Agreement also states that the Organization and Compensation Committee of the Company’s Board of Directors will cause outstanding Company equity awards to be adjusted upon a Spin-Off into economically equivalent SpinCo awards with the same vesting terms (including termination treatment and appropriate adjustment to performance goals, as applicable).

Under the Agreement, in case of a Sale, Dr. Kadri will receive a retention bonus (the “Retention Bonus”). The amount of the Retention Bonus will depend on the amount of the Sale proceeds received by the Company and will range from 1.0 times Dr. Kadri’s current annual rate of base salary to 2.0 times the sum of Dr. Kadri’s current annual rate of base salary plus target cash bonus. The Retention Bonus would be payable as follows: (i) 50% payable six months after the closing of the Sale and (ii) 50% payable twelve months after the closing of the Sale, subject to Dr. Kadri’s continued employment through each vesting date and subject to accelerated vesting and payment in case of termination of employment due to death, disability or without Cause.

The Agreement also provides that a severance program will be established by the Company that will cover Dr. Kadri. Under this severance program, if Dr. Kadri’s employment is terminated without Cause within two years after the closing of the Sale, Dr. Kadri would be entitled to receive a severance benefit equal to 2.0 times the sum of Dr. Kadri’s then-current annual rate of base salary plus target cash bonus (but not less than any statutorily mandated severance amount, if applicable), and will be in lieu of any other severance to which Dr. Kadri may be entitled.

Finally, the Agreement states that in case of a Sale, any outstanding Company equity awards will be treated in accordance with the terms of the applicable award agreements, and for any portion of those awards that is forfeited due to the Sale, Dr. Kadri will receive replacement awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

By:	/s/ Thomas C. Lagaly
Name:	Thomas C. Lagaly
Title:	Vice President, Acting General Counsel and Secretary

Dated: March 10, 2017